FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

This First Amendment to Agreement of Purchase and Sale ("Amendment") is made and entered into as of April 17, 2017, by and between Phase II Boulevard Place, LP, a Texas limited partnership ("Seller"), and Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership ("Buyer").

Recitals:

Seller and Buyer entered into an Agreement of Purchase and Sale dated as of March 21, 2017 (the "Agreement"), and covering certain real and personal property, located in Houston, Harris County, Texas, more fully described therein.

Seller and Buyer now desire to confirm and ratify certain amendments heretofore entered into by Seller's and Buyer's legal counsel on their behalf, as more fully set forth hereinafter.

Amendments:

In consideration of the mutual agreements herein set forth, Seller and Buyer hereby agree as follows:

1.Title and Survey Objections. Seller and Buyer confirm and agree that the first sentence of Section 4.2(d) of the Agreement has been and is amended by changing the phrase "then Buyer shall be deemed to have elected to terminate this Agreement" therein to read "then Buyer shall be deemed to have elected to waive such Objections, subject as may be otherwise provided in this Agreement".

2.Tenant Estoppel Letters. Seller and Buyer confirm and agree that Section 8.4(c) of the Agreement has been and is amended to provide that in no event shall Buyer be obligated to provide any comments to any draft estoppel letters any earlier than 5:00 o'clock p.m. C.D.T. on Wednesday, April 19, 2017.

3.Miscellaneous. Except as expressly amended by this Amendment, all terms, conditions, and agreements set forth in the Agreement shall remain in full force and effect. In the event of an irreconcilable conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. This Amendment (i) shall be binding upon Seller and Buyer and their respective successors and permitted assigns; (ii) shall be governed by and·construed in accordance with the laws of the State of Texas and the United States of America; and (iii) may be executed in several counterparts, and each counterpart when so executed and delivered shall constitute an original agreement, and all such separate counterparts shall constitute one and the same agreement. Scanned signatures to this Amendment shall have the same effect as original signatures. The Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter. All capitalized terms used herein and not otherwise defined herein, which are defined in the Agreement, shall have the meanings ascribed to them in the Agreement. The term "Agreement" as used in the Agreement or in any other instrument, document or writing executed in connection therewith or herewith shall mean the Agreement as amended by this Amendment, unless clearly otherwise required by the context. Time is of the essence of the exercise and performance by the parties of their rights and obligations, respectively, under the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed in multiple counterparts as of the date first above written.

SELLER:
PHASE II BOULEVARD PLACE, LP, a Texas limited partnership
By: Phase II Boulevard Place GP, LLC, a Texas limited liability company, its general partner
   By: Boulevard Place, L.P., a Texas
   limited partnership, its manager
By: Wulfe Boulevard Venture, LLC, a Texas limited liability company, its general partner
By:/s/ Edmond D. Wulfe
Name: Edmond D. Wulfe
Title: President

BUYER:
WHITESTONE REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: Whitestone REIT, a Maryland real estate investment trust, its general partner

By: /s/ Bradford D. Johnson
Name:  Bradford D. Johnson
Title: Vice President - Acquisitions